Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

General

Unless otherwise indicated or the context otherwise requires, “Perspecta,” “we,” “our” and “us” refer to Perspecta Inc. and its combined subsidiaries. The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Articles of Incorporation, our Bylaws and certain provisions of Nevada law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you are encouraged to read our Amended and Restated Articles of Incorporation and our Bylaws, which have been filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Capital Stock

Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The following description of our capital stock sets forth general terms and provisions of our common stock and preferred stock based on the provisions of our Amended and Restated Articles of Incorporation, our Bylaws and provisions of applicable Nevada law.

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take shareholder action, unless a different vote is required by law or specifically required by our Amended and Restated Articles of Incorporation or Bylaws.

Subject to the rights of any holders of our preferred stock, the holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our Board of Directors out of funds legally available for the payment of dividends. However, if our Board of Directors grants rights of cumulative dividends to any series of our preferred stock, our Amended and Restated Articles of Incorporation limit our ability to take certain actions, including with respect to the payment of dividends on our common stock, if such accrued dividends are owed to the holders of any series of preferred stock. For example, no cash payments for distributions or dividends may be made to the holders of our common stock unless all accrued dividends for past and current dividend periods on all series of preferred stock entitled to cumulative dividends have been declared and set apart for payment. In addition, so long as accrued dividends with respect to any series of our preferred stock that is entitled to cumulative dividends remains unpaid for any period up to and including the preceding dividend date, we may not purchase or redeem any shares of our capital stock.

In the event of our liquidation, dissolution or winding up, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of our common stock are entitled to share ratably in all remaining assets. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Anti-Takeover Effects of Various Provisions of Nevada Law and Our Amended and Restated Articles of Incorporation and Bylaws.

Provisions of the Nevada Corporation Law and our Amended and Restated Articles of Incorporation and Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our Board of Directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Blank Check Preferred Stock. Our Amended and Restated Articles of Incorporation permit our Board of Directors to issue our preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common shareholders, and the Board of Directors could take that action without shareholder approval. The issuance of our preferred stock could delay or prevent a change of control of Perspecta.

Board Vacancies to be Filled by Remaining Directors and Not Shareholders. Our Bylaws provide that any vacancies on the Board of Directors, including any newly created directorships, will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.

Removal of Directors by Shareholders. Our Bylaws and the Nevada Corporation Law provide that directors may be removed by shareholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.

Shareholder Action. Our Bylaws preclude shareholders from calling special meetings except where such special meetings are requested by shareholders representing 75% of the capital stock entitled to vote. Our Bylaws prevent shareholder action by written consent for the election of directors and require the written consent of 90% of the capital stock entitled to vote for any other shareholder actions by written consent.

Advance Notice of Director Nominations and Shareholder Proposals. Our Bylaws contain advance notice procedures for shareholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of shareholders. As specified in our Bylaws, director nominations and the proposal of business to be considered by shareholders may be made only pursuant to a notice of meeting, at the direction of the Board of Directors or by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in our Bylaws.

To be timely, a nomination of a director by a shareholder or notice for business to be brought before an annual meeting by a shareholder must be delivered to our secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the shareholder to be timely, it must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.

In the event a special meeting of shareholders is called for the purpose of electing one or more directors, any shareholder entitled to vote may nominate a person or persons as specified in our Bylaws, but only if the shareholder notice is delivered to our secretary at our principal executive offices not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (1) the 90th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

Amendments to our Amended and Restated Articles of Incorporation and Bylaws. Under the Nevada Corporation Law, our Amended and Restated Articles of Incorporation may not be amended by shareholder action alone. Amendments to the Amended and Restated Articles of Incorporation require a board resolution approved by the majority of the outstanding capital stock entitled to vote. Our Bylaws may only be amended by shareholders upon the affirmative vote of not less than a majority of the outstanding capital stock entitled to vote. Subject to the right of shareholders as described in the immediately preceding sentence, our Bylaws may be adopted, amended or repealed by our Board of Directors.

Nevada Anti-Takeover Statute. We are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411-78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.

No Cumulative Voting. Our Amended and Restated Articles of Incorporation prohibits cumulative voting in the election of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.